EXHIBIT 99.1

Sarah Zaozirny
Director - Investor Relations
1600 Smith Street, HQSII
Houston, Texas 77002

October 16, 2003

Dear Investors and Analysts:

Today Continental reported third quarter net income of $133 million ($1.83 diluted earnings per share). These results include a gain of $100 million, net of tax, related to the disposition of a portion of our ExpressJet stock. Excluding this gain, Continental reported a net profit of $33 million, or a profit per share of $0.49.

Continental ended the third quarter with approximately $1.6 billion in cash and short-term investments, including $139 million of restricted cash. Also included in the $1.6 billion is $171 million held by ExpressJet. We anticipate ending the fourth quarter 2003 with a consolidated cash and short-term investment balance of approximately $1.5 billion.

During the third quarter 2003, Continental realized approximately $100 million in pre-tax benefits from its $400 million cost savings and revenue enhancements goal for fiscal year 2003. Year-to-date Continental has realized about $300 million from these initiatives. In addition, we anticipate that we will realize savings of approximately $200 million in 2003 related to our $500 million cost savings goal we have set for 2004.

Our outlook for advance booking levels looks pretty good and we are optimistic that the recent load factor trends will continue through the fourth quarter. However, we want to caution that higher load factors do not necessarily equate to higher yields. We continue to expect downward pressure on yields throughout the system due to excess seasonal industry capacity as well as the further expansion of low fare carriers in domestic markets. Domestic advance bookings through mid-November are ahead of last year by about 2-3 points. We are comfortable with the level of November and December holiday bookings thus far. Trans-Atlantic bookings through November look strong and we expect load factors for both October and November will be up about 3-4 points year-over-year ("yoy"). Latin bookings are up 3-4 points yoy as well. Micronesia is seeing some recovery in bookings for the fall with bookings ahead of last year by 5-8 points. And, Trans-Pacific has seen a dramatic rebound with bookings ahead of last year by more than 10 points on about 5% less capacity yoy.

Attached are updated current expectations for several operating and financial statistics for fourth quarter and full year 2003, including GAAP to non-GAAP reconciliations (Attachment A). Also included is our capacity forecast for 2004. In addition, attached is a copy of our current fleet plan (Attachment B).

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Sarah Zaozirny

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2002 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed herein, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.